UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 8-K
Current Report
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934
Date of report (Date of earliest event reported): December 10, 2007
LAM RESEARCH CORPORATION
(Exact name of registrant as specified in its charter)
Delaware
(State or Other Jurisdiction of Incorporation)

0-12933	94-2634797
(Commission File Number)	(IRS Employer Identification Number)
4650 Cushing Parkway
Fremont, California 94538
(Address of principal executive offices including zip code)
(510) 572-0200
(Registrant’s telephone number, including area code)
Not Applicable
(Former name or former address, if changed since last report)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01. Entry into a Material Definitive Agreement.
On December 10, 2007, Lam Research Corporation (“Lam Research”) entered into a definitive agreement to acquire SEZ Holding AG (“SEZ”) pursuant to the terms of a Transaction Agreement by and between Lam Research and SEZ (the “Transaction Agreement”).
Under the terms of the Transaction Agreement, Lam Research will offer to acquire all of the outstanding shares of SEZ in an all cash transaction at a price of CHF 38 per share. Lam Research has agreed to pay CHF 641 million, which approximates US$568 million at the current exchange rate. Net of cash acquired, the purchase price approximates US$447 million.
The acquisition is expected to close in the March 2008 quarter, subject to the receipt of approval by the shareholders of SEZ, certain regulatory approvals, and satisfaction of certain other closing conditions.
The foregoing description of the Transaction Agreement does not purport to be complete and is qualified in its entirety by reference to such agreement which is filed as Exhibit 10.110 hereto and incorporated herein by reference.
On December 10, 2007 (Pacific time), a “pre-announcement” and two press releases, one from Lam Research and one from SEZ were published in Switzerland. The English versions of the “pre-announcement” and the two press releases are attached as Annexes 2, 3 and 4, respectively, to the Transaction Agreement filed as Exhibit 10.110 hereto.
Item 9.01 Financial Statements and Exhibits
     (d) Exhibits:

Exhibit No.	Document
10.110	Transaction Agreement dated December 10, 2007 by and between Lam Research and SEZ Holding AG

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: December 14, 2007
LAM RESEARCH CORPORATION
	By:	/s/ Martin B. Anstice
Martin B. Anstice
Senior Vice President, Chief Financial Officer, and Chief Accounting Officer

Exhibit Index

Exhibit No.	Document
10.110	Transaction Agreement dated December 10, 2007 by and between Lam Research and SEZ Holding AG